ASSET PURCHASE AGREEMENT


                        DATED AS OF SEPTEMBER 18, 1994


                                 BY AND AMONG


                           NICECOM, LTD., AS SELLER,


                        3COM CORPORATION, AS PURCHASER,

                    NICE SYSTEMS, LTD., NICE SOFTWARE, LTD.

                      AND NACHMAN SHELEF AND AVINOAM RUBINSTEIN



                                TABLE OF CONTENTS

ARTICLE I - Purchase and Sale; Purchase Price, Manner of Payment and Closing
       1.1       Purchase and Sale
       1.2       Purchase Price
       1.3       Cash Consideration and Stock Consideration
       1.4       Issuance of Restricted Shares
       1.5       Manner of Payment of the Purchase Price
       1.6       Time and Place of Closing

ARTICLE II - Purchase and Sale of Assets
       2.1       Agreement to Purchase and Sell
       2.2       Enumeration of the Purchased Assets
       2.3       Excluded Assets
       2.4       Sale of the Purchased Assets to Purchaser and
                 Certain of its Affiliates

ARTICLE III - Assumption of Liabilities
       3.1       Agreement to Assume
       3.2       Definition of Assumed Liabilities
       3.3       Excluded Liabilities
       3.4       No Expansion of Third Party Rights

ARTICLE IV - Representations and Warranties
       4.1       General Statement
       4.2       Purchaser's Representations and Warranties
       4.3       Seller's Representations and Warranties
       4.4       Nice Systems' Representations and Warranties

ARTICLE V - Conduct Prior to the Closing
       5.1       General
       5.2       Seller's Obligations
       5.3       Purchaser's Rights and Obligations
       5.4       Joint Obligations
       5.5       Key Shareholders' Obligations

ARTICLE VI - Conditions to Closing
       6.1       Conditions to Seller's Obligations
       6.2       Conditions to Purchaser's and Sub's Obligations

ARTICLE VII - Closing
       7.1       Form of Documents
       7.2       Purchaser's Deliveries
       7.3       Seller's Deliveries

ARTICLE VIII - Post-Closing Agreements
       8.1       Post-Closing Agreements
       8.2       Inspection of Records
       8.3       Benefits of Nonassignable Rights
       8.4       Fibronics Agreement
       8.5       Use of Trade Secrets
       8.6       Use of Trademarks
       8.7       Payments of Accounts Receivable
       8.8       Third Party Claims
       8.9       Further Assurances
       8.10      Non-Assignment

ARTICLE IX - Indemnification
       9.1       General
       9.2       Seller's Indemnification Covenants
       9.3       Escrow Fund
       9.4       Limitations on Seller's Indemnification
                 Obligations
       9.5       Purchaser's Indemnification Covenants
       9.6       Limitations on Purchaser's Indemnification
                 Obligations
       9.7       Third Party Claims

ARTICLE X - Effect of Termination/Proceeding
       10.1      General
       10.2      Right to Terminate
       10.3      Certain Effects of Termination
       10.4      Remedies
       10.5      Right to Damages

ARTICLE XI - Miscellaneous
       11.1      Investment Banking Fee
       11.2      Expenses
       11.3      Sales and Transfer Taxes
       11.4      Definition of Best Efforts and Seller's
                 Knowledge
       11.5      Publicity
       11.6      Notices
       11.7      Entire Agreement
       11.8      Non-Waiver
       11.9      Counterparts
       11.10     Severability
       11.11     Applicable Law; Jurisdiction and Venue
       11.12     Binding Effect; Benefit
       11.13     Assignability
       11.14     Amendments
       11.15     Headings
       11.16     Governmental Reporting
       11.17     Waiver of Trial by Jury



                             TABLE OF EXHIBITS

     Exhibit 2.2(b) -List of Excluded Equipment
     Exhibit 2.2(g)-List of Excluded Supply Agreements
     Exhibit 2.2(h)-List of Excluded License Agreements
     Exhibit 2.3(c)-List of Excluded Assets



                               DEFINED TERMS

Defined Term                                           Section Where Defined

Accounts Receivable                                          2.2(d)
Acquisition                                                  Recital B
Affiliate                                                    2.1
Aggregate Consideration                                      1.2
Agreement                                                    Preamble
Ancillary Agreements                                         4.2(b)
Assumed Liabilities                                          3.1
Assumed Options                                              6.1(g)
Business                                                     Recital A
Cash Consideration                                           1.3
Closing                                                      1.6
Closing Date                                                 1.6
Confidential Information                                     8.11
Confidentiality Agreement                                    4.2(b)
Disclosing Party                                             8.11
Disclosure Schedule                                          4.1
Employee                                                     5.3(d)
Environmental Law                                            4.3(y)
Equipment                                                    2.2(b)
Escrow Agreement                                             1.5(b)
Escrow Fund                                                  1.5(b)
Excluded Assets                                              2.1
Excluded Liabilities                                         3.1
Expiration Date                                              5.4(b)
Financial Statements                                         4.3(h)
Incentive Plan                                               5.3(e)
Indemnified Party                                            9.7(a)
Indemnifying Party                                           9.7(a)
Key Employees                                                6.2(i)
Key Employee Agreement                                       4.2(b)
Key Shareholders                                             Preamble
Material Adverse Effect                                      4.3(c)
Material Consents                                            6.2(h)
Nice Systems                                                 Preamble
OCS                                                          5.4(c)
Option Assumption Agreement                                  6.1(g)
Pension Plans                                                4.3(t)
Proprietary Rights                                           4.3(ab)
Purchaser Indemnities                                        9.2
Purchased Assets                                             Recital B
Purchaser                                                    Preamble
Purchaser Closing Price                                      1.3
Receiving Party                                              8.11
Restricted Shares                                            1.3
Restricted Stock Agreements                                  6.1(h)
Rubinstein                                                   Preamble
SEC Documents                                                4.2(g)
Seller                                                       Preamble
Seller Components                                            4.3(ad)
Seller Indemnities                                           9.5
Seller Intellectual Property Rights                          2.2(i)
Seller Option                                                6.1(g)
Shelef                                                       Preamble
Software Products                                            2.2(n)
Stock Consideration                                          1.3
Sub                                                          1.1
Subsidiary                                                   2.2(r)
Third Party Claim                                            9.7(a)
Third Party Licenses                                         4.3(ab)
Third Party Technology                                       4.3(ab)
Value of the Stock Consideration                             1.3
Welfare Plans                                                4.3(t)



                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT ("Agreement") is made as of September 18, 1994 by and among NICECOM, LTD., a company organized under the laws of Israel ("Seller"), 3COM CORPORATION, a California corporation ("Purchaser"), and for the purposes of Sections 4.4, 5.4(b), 5.5 and Article IX only, Nice Systems, Ltd. ("Nice Systems"), Nice Software, Ltd., Nachman Shelef ("Shelef") and Avinoam Rubinstein ("Rubinstein") (Nice Systems, Nice Software and Messrs. Shelef and Rubinstein are sometimes collectively referred to herein as the "Key Shareholders").


                                   RECITALS

       A. Seller is engaged in, among other businesses, the business of designing, developing, manufacturing, distributing, marketing and selling a variety of ATM local area networking
(LAN) products and applications. Such business is referred to herein as the "Business".

       B. Seller desires to sell substantially all of its assets of the Business (as further identified in Section 2.2(c) below) to Purchaser or to a Purchaser Affiliate (as herein defined), and such other of its assets relating primarily to the Business as are specifically identified in this Agreement, to Purchaser or to a Purchaser Affiliate. The assets of Seller to be sold hereunder are referred to herein as the "Purchased Assets." Purchaser desires to purchase, and to cause certain of its Affiliates to purchase, the Purchased Assets from Seller, all on the terms and subject to the conditions contained in this Agreement. Such purchase and sale of the Purchased Assets is sometimes referred to herein as the "Acquisition."

       C. In consideration of Purchaser's obligations hereunder, the Key Shareholders have agreed to vote in favor of the transactions contemplated by this Agreement.


                                  AGREEMENT

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                  ARTICLE I

     Purchase and Sale; Purchase Price, Manner of Payment and Closing

       1.1 Purchase and Sale. Purchaser or a subsidiary of Purchaser ("Sub") shall purchase the Purchased Assets and assume the Assumed Liabilities (both as defined below) at the Closing in exchange for the Aggregate Consideration (as defined below).

       1.2 Purchase Price. In consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Purchaser shall (a) pay, or cause Sub to pay, to Seller, the Aggregate Consideration (as herein defined) and (b) assume, or cause Sub to assume, the Assumed Liabilities. As used herein, "Aggregate Consideration" means Fifty Three Million Thirty-Seven Thousand U.S. Dollars ($53,037,312) in value comprised of the Cash Consideration and the Stock Consideration determined as follows.

       1.3 Cash Consideration and Stock Consideration. "Cash Consideration" shall mean the cash consideration to be paid to Seller as consideration for the Purchased Assets, which shall be Fifty Three Million Thirty-Seven Thousand Three Hundred and Twelve U.S. Dollars ($53,037,312) minus the Value of the Stock Consideration. "Stock Consideration" shall mean the Purchaser Common Stock to be issued by Purchaser and delivered to Shelef and Rubinstein pursuant to Section 1.4 (the "Restricted Shares"). The Stock Consideration shall be allocated as follows (where the dollar amounts are the value of Purchaser stock subject to such stock rights): an aggregate of $3,519,817 in Restricted Shares to Shelef and Rubinstein distributed in proportion to their respective stock held in Seller. The "Value of the Stock Consideration" shall be equal to the Purchaser Closing Price multiplied by the number of Restricted Shares. "Purchaser Closing Price" shall mean the average of the closing prices of a share of Purchaser's common stock on the ten (10) consecutive trading days up to and including the second trading day prior to the Closing Date. Seller shall be responsible for distributing the Stock Consideration to Shelef and Rubinstein in proportion to their equity interests in Seller.

       1.4 Issuance of Restricted Shares. Purchaser shall issue for distribution to Shelef and Rubinstein an aggregate number of shares of Purchaser Common Stock equal to $3,519,817 divided by
the Purchaser Closing Price.  [                            ] of
the number of shares so issued shall be delivered to Seller for distribution to Shelef and Rubinstein at the Closing. [
                   ] of the number of shares so issued will be held in the Escrow Fund pursuant to the Escrow Agreement as set forth in Section 1.5(c). Such Restricted Shares shall be subject to the following restrictions: (a) such shares shall be issued pursuant to the terms and conditions of Purchaser's Restricted Stock Plan (or terms substantially similar thereto), and (b) such shares shall be subject to vesting over two years in equal annual increments (i.e., one-half of such shares shall vest on the first anniversary of the Closing Date and one-half shall vest on the second anniversary of the Closing Date), provided that Shelef and Rubinstein are employed by Purchaser on such anniversaries, provided further, that such shares shall vest if Shelef and Rubinstein are terminated for Purchaser's convenience and not for "cause" as such term is defined in the agreement regarding the Restricted Shares.

       1.5 Manner of Payment of the Purchase Price. The Purchase Price shall be payable as follows:

              (a)    At the Closing, (i) Purchaser shall deliver to
Seller the Cash Consideration, less [                     ] of
the Cash Consideration to be delivered into escrow pursuant to
Section 1.5(b), by wire transfers or immediately available funds,
(ii) Purchaser or Sub shall assume the Assumed Liabilities, and
(iii) Purchaser shall issue the Restricted Shares as provided in
Section 1.4 less [                      ] of the Stock
Consideration to be delivered into escrow pursuant to Section 1.5(c). Said wire transfers shall be made to such bank accounts as Seller shall specify by written notice to Purchaser delivered at least five (5) business days before the Closing Date. For purposes of paying the Cash Consideration, all amounts paid to Seller shall be paid in U.S. dollars.

              (b) Subject to the applicable provisions of Israel's currency control regulations, the parties shall establish an escrow account maintained by a mutually agreeable escrow agent located in the United States into which Purchaser shall deposit
on the Closing Date [                                    ] of the
Cash Consideration pursuant to Section 1.5(a) (the "Escrow
Fund"). The escrow deposits shall be made in accordance with a mutually agreed escrow agreement (the "Escrow Agreement").

              (c)    Purchaser shall deposit on the Closing Date with
the Escrow Agent under the Escrow Agreement [                ] of
the Stock Consideration.

       1.6 Time and Place of Closing. Subject to the remaining provisions of this Section 1.6, the transactions contemplated by this Agreement shall be consummated (the "Closing") at 4:00 p.m. Israel time, at the offices of Seller on October 17, 1994 or on such later date that the conditions of Closing set forth in Sections 6.1 and 6.2 hereof are satisfied or waived, provided that neither party has exercised its right to terminate this Agreement under Section 10.2(b), or on such other date, or at such other place, as shall be mutually agreed upon by Seller and Purchaser. The date on which the Closing shall be scheduled to occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date". If the Closing shall occur, it shall be deemed to be effective at 12:01 a.m. on the Closing Date at each place where the Purchased Assets are located.


                                  ARTICLE II

                          Purchase and Sale of Assets

       2.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase or to cause Sub to purchase, and Seller agrees to sell the Purchased Assets as of the Closing Date, wherever situated and located. Specifically excluded from the Purchased Assets are the items described in Section 2.3 hereof (the "Excluded Assets"). The word "conduct" as used herein in the phrase "conduct of the Business" means active or inactive conduct. As used herein, an "Affiliate" is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. The word "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, through contract or otherwise.


       2.2    Enumeration of the Purchased Assets.  The Purchased
Assets shall include all of the assets of Seller, including, but not limited to, the following, if any, but excluding the Excluded
Assets:

              (a) all product-related inventory, wherever located, held for use primarily in the conduct of the Business, including, without limitation, raw materials, work in process, finished goods, service parts and supplies (including, without limitation, all supplies which have been expensed), and all claims and rights with respect thereto, including, without limitation, all rights against suppliers thereof under warranties;

              (b) all furniture, fixtures, equipment, machinery, parts, tools, dies, jigs, patterns, molds, automobiles, trucks and other motor vehicles (including, without limitation, that which has been fully depreciated), all claims and rights with respect thereto, including, without limitation, all rights against suppliers thereof under warranties, and any leaseholds therein, except as enumerated in Exhibit 2.2(b) - List of Excluded Equipment (collectively, the "Equipment");

              (c) all leasehold interests and leasehold improvements created by those leases for Seller's Tel Aviv, Israel facilities;

              (d) all trade accounts receivable arising from the sale or lease of the products of the Business (collectively the "Accounts Receivable");

              (e) all cash, cash equivalents, securities, notes payable or other debts owed to Seller and deposits and rights with respect to the Purchased Assets, and all lock-box accounts which are used in the conduct of the Business, located in, or arising under the laws of (i) Israel; or (ii) the United States, as enumerated in the Disclosure Schedule (as defined below);

              (f) all licenses, permits and operating rights which relate primarily to the conduct of the Business in each case to the extent they are legally transferable by Seller;

              (g) all supply agreements, contract manufacturing agreements, service agreements, technical service agreements and other contracts to which Seller is a party, and all purchase orders, purchase contracts, quotations and bids, relating to the manufacture, acquisition, supply and servicing of the products of the Business, or of any parts, components or materials thereof, to the extent they are legally transferable by Seller, except as enumerated in Exhibit 2.2(g) - List of Excluded Supply Agreements;

              (h) all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements and technical service agreements, and all rights under all sales orders and sales contracts, relating to the distribution, marketing and sale of the products of the Business, in each case to the extent they are legally transferable by Seller, and except as enumerated in
Exhibit 2.2(h) - List of Excluded License Agreements;

              (i) all intellectual property rights, whether held by Seller as owner or as licensee, associated with the conduct of the Business, including, without limitation, patents and applications therefor, know-how, unpatented inventions, trade secrets, secret formulas, business and marketing plans, mask work rights, industrial property rights, copyrights, copyright registrations and applications therefor, trademarks and applications therefor, service mark registrations and applications therefor, unregistered trademarks and service marks, trade names and applications therefor, and all names and slogans used by Seller in the conduct of the Business, (all of the foregoing being referred to as "Seller Intellectual Property
Rights");

              (j) originals of all tangible records of intellectual property and registrations thereof, customer lists, customer records and similar information relating to the ongoing conduct of the Business, including, without limitation, blueprints, drawings and other technical papers, accounts receivable and payable, inventory, maintenance, and asset records;

              (k) copies of all books and records relating primarily to the prior conduct of the Business, including, without limitation, tax returns, payroll, employee benefit, accounts receivable and payable, inventory, maintenance, and asset history records, ledgers, and books of original entry;

              (l) all rights in connection with prepaid expenses relating to the Purchased Assets;

              (m) management insurance policies or such other policies or funds as are in place for each employee who accepts employment from Purchaser as to whom such policy is maintained by Seller;

              (n) all proprietary software associated with the Business (the "Software Products");

              (o) all computer software and hardware used in the conduct of the Business including all documentation and source codes with respect to such software, to the extent they are legally transferable by Seller;

              (p) all sales and promotional materials, catalogues and advertising literature relating to the Business;

              (q) all rights of indemnification, claims or causes of action to the extent they arise out of or relate to the conduct of the Business whether before or after the Closing Date, including, without limitation, those against any person under any purchase or other agreement pursuant to which Seller or any of its Affiliates acquired any portion of the Business or those arising by operation of law or equity or otherwise to the extent such rights are transferable; and

              (r) the stock or other securities of NiceCom Inc., a Delaware corporation ("Subsidiary"), held by Seller, and Subsidiary's corporate charters, minutes and stock record books and corporate seals (or equivalent), it being agreed that the amount allocated to this asset is $10,000.

       2.3 Excluded Assets. All assets of the Seller that are not specified within Section 2.2, read together with the Exhibits referenced therein, are referred to herein as "Excluded Assets".
Excluded Assets include, but are not limited to, the following:

              (a) Seller's corporate charters, minute and stock record books and corporate seals (or equivalent);

              (b) that certain agreement dated November 2, 1993 between Seller and ESL; and

              (c) all assets identified as excluded from purchase under Exhibit 2.3(c) - List of Excluded Assets.

       2.4 Sale of the Purchased Assets to Purchaser and Certain of its Affiliates. The Purchased Assets shall be sold, transferred, assigned and conveyed by Seller to Purchaser and certain of its Affiliates pursuant to a Bill of Sale and such other documents as may be necessary to transfer title thereto.


                                 ARTICLE III

                          Assumption of Liabilities

       3.1 Agreement to Assume. At the Closing, Purchaser shall assume and agree to discharge and perform when due, or shall cause Sub to assume and agree to discharge and perform when due, the liabilities and obligations of Seller and the Subsidiary with respect to the Business which are defined in Section 3.2 hereof (the "Assumed Liabilities"). All claims against and liabilities of Seller described in Section 3.3 hereof are collectively referred to herein as the "Excluded Liabilities". Purchaser and Sub shall not assume, and Seller and its Affiliates shall remain liable for, the Excluded Liabilities.

       3.2 Definition of Assumed Liabilities. The Assumed Liabilities shall consist of all of the liabilities and obligations of Seller with respect to the Business or the Purchased Assets, including, but not limited to, the liabilities and obligations set forth in this Section 3.2, but shall not include the liabilities and obligations set forth in Section 3.3:

              (a) all accounts payable (but only to the extent reflected in the Financial Statements or as otherwise disclosed in the Disclosure Schedule) or incurred after June 30, 1994 in the ordinary course of business (as such terms are defined herein);

              (b) all accrued holiday (as distinguished from vacation) pay, vacation pay and severance amounts which are owed or contingently payable to employees or other representatives of the Business (but, in each case, only to the extent reflected in the Financial Statements or as otherwise disclosed in the Disclosure Schedule or accrued in the ordinary course of business after June 30, 1994, and only with respect to those employees who accept employment with Purchaser at the time of the Closing);

              (c) those liabilities and obligations arising after the Closing Date, whether or not reflected on the balance sheet contained in the Financial Statements (as herein defined) or Disclosure Schedule, under any written purchase order, sales order, lease, agreement or commitment of any kind to which Seller is bound on the Closing Date and under permits, licenses, governmental approvals, orders, directives and agreements provided, in each case, such items are assigned to Purchaser or Sub pursuant to this Agreement under Section 2.2;

              (d) product warranty liabilities and obligations relating to the replacement or repair of products of the Business shipped prior to the Closing Date, which Seller represents are not significant and are not in excess of industry standards for similar products.

       3.3 Excluded Liabilities. The Excluded Liabilities shall consist solely of the liabilities and obligations of Seller with respect to the Business or the Purchased Assets set forth in this
Section 3.3:

              (a) that certain agreement dated November 2, 1993 between Seller and ESL. Purchaser or Sub shall grant Nice
Systems a nonexclusive license to manufacture the products subject to the contract on commercially reasonable terms, including a royalty payable to Purchaser or Sub of approximately ten percent (10%) on products manufactured by or for Nice Systems from and after the Closing. Purchaser shall provide on a contract basis at its then current rates second-line support and software resources for bug fixes (but not for future enhancements of such products); and

              (b) all legal, accounting, investment banking, broker's and finder's fees incurred by Seller and/or its shareholders with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.


       3.4 No Expansion of Third Party Rights. The assumption by Purchaser or Sub of the Assumed Liabilities, and the transfer thereof by Seller, shall in no way expand the rights or remedies of any third party against Purchaser or Sub or Seller, as the case may be, as compared to the rights and remedies which such third party would have had against Seller had Purchaser not assumed or caused Sub to assume such liabilities.



                                 ARTICLE IV

                       Representations and Warranties

       4.1 General Statement. The parties hereto make the representations and warranties to each other which are set forth in this Article IV. All such representations and warranties shall survive the Closing, and none shall merge into any instrument of conveyance. All representations and warranties of the Seller are made subject to the exceptions which are noted in the schedule delivered by the Seller to the Purchaser concurrently herewith and identified as the Disclosure Schedule (the "Disclosure Schedule").

       4.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that, except as set forth in the Disclosure Schedule:

              (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California. As of the Closing Date, Sub will be a corporation duly existing under the laws of its place of incorporation.

              (b) Purchaser has full corporate power and authority to enter into and perform this Agreement, the Escrow Agreement, the Bill of Sale, that certain Mutual Nondisclosure Agreement dated June 30, 1994 by and between Seller and Purchaser (the "Confidentiality Agreement") and the key employee agreements to be entered into pursuant to Section 6.2(i) (the "Key Employee Agreements" and together with the Restricted Stock Agreements defined in Section 6.1(h), the Escrow Agreement, the Confidentiality Agreement and such other agreements contemporaneously entered herewith, the "Ancillary Agreements") and all other documents, agreements, certificates and instruments to be delivered by it pursuant to this Agreement or the Ancillary Agreements. As of the Closing Date, Sub will have the full power and authority under applicable corporate law and its organizational documents to enter into and perform the Agreement, Ancillary Agreements to which it is a party and all documents, agreements, certificates and instruments to be delivered by it pursuant to this Agreement or the Ancillary Agreements to which it is a party. This Agreement has been duly executed and delivered by a duly authorized officer of Purchaser. On the Closing Date, each of the Ancillary Agreements and all documents, agreements, certificates and instruments to be delivered by Purchaser or Sub pursuant to this Agreement or the Ancillary Agreements will be duly executed and delivered by a duly authorized officer of Purchaser or Sub, as the case may be. This Agreement is valid, binding and enforceable against Purchaser, and each of the Ancillary Agreements and documents, agreements, certificates and instruments to be delivered by Purchaser or Sub pursuant to this Agreement or the Ancillary Agreements will be valid, binding and enforceable against Purchaser or Sub, as the case may be, in accordance with their terms (except to the extent that enforcement thereof is affected by laws pertaining to bankruptcy, reorganization, insolvency, and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

              (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and the consummation by Purchaser and Sub of the transactions contemplated by this Agreement and the Ancillary
Agreements.

              (d) Neither the execution and delivery of this Agreement by Purchaser, nor the execution and delivery of the Ancillary Agreements by Purchaser or Sub, nor the consummation by Purchaser or Sub of the transactions contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's and Sub's respective Articles of Incorporation or By-laws, or similar organizational documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

              (e) Neither Purchaser nor Sub is a party to, or bound by, any material unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note other instrument under the terms of which performance by Purchaser and Sub according to the terms of this Agreement and the Ancillary Agreements will be a default or an event of acceleration, or whereby timely performance by Purchaser and Sub according to the terms of this Agreement and the Ancillary
Agreements may be prohibited, prevented or delayed.

              (f) With the exception of Morgan Stanley & Co. Incorporated, neither Purchaser nor any of its Affiliates (including Sub) has dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

              (g) Purchaser had made available to Seller true, accurate and complete copies of Purchaser's most recent reports on Forms 10-K, 10-Q and any report on Form 8-K filed since the most recent 10-Q (collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, and taken together, the SEC Documents contained no untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by subsequently filed SEC Documents.

              (h) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or to Purchaser's knowledge, threatened against Purchaser which, if decided adversely to Purchaser, would have a material adverse effect on the business of Purchaser and which is not set forth in the SEC Documents.

       4.3 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

              ORGANIZATION

              (a) Seller is a corporation duly existing under the laws of its place of incorporation. Seller has all necessary power and authority under applicable corporate law and its organizational documents to conduct the Business as the Business is now being conducted.

              (b) The authorized capital stock of Seller consists of 20,000,000 shares of common stock, par value NIS 0.01, of which 14,201,942 shares are issued and outstanding as of the date hereof and held of record by Seller's respective stockholders as set forth and identified in the stockholder lists provided to Purchaser or its representatives. All of such shares have been duly authorized and are validly issued, fully paid and nonassessable.

       As of the date hereof, 1,509,831 shares of Seller common stock are available or reserved for issuance under Seller's stock option plan, 1,031,834 of which are subject to duly authorized and outstanding options granted in January 1994, 200,000 of which are subject to duly authorized and outstanding options granted in April 1994 and 278,000 of which Seller intends to grant prior to the Closing Date in accordance with Section 6.2(p). Menachem Kenan does not hold any rights to acquire stock or other securities of Seller, and has no rights against the Seller.

       Except for a warrant to purchase 457,028 shares of Seller common stock, which warrant will be exercised or terminated on or before the Closing, and except as otherwise set forth in the Disclosure Schedule, Seller does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants rights or other agreements or commitments obligating Seller to issue shares of its capital stock or other securities.

              (c) The Subsidiary is the sole subsidiary of Seller and has qualified as a foreign corporation and is in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of the assets which are used primarily in the Business by such Subsidiary requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as herein defined). As used herein, "Material Adverse Effect" means a material adverse effect on the business, financial condition, operations, assets or liabilities of the Business, taken as a whole.

              (d) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

              (e) Seller has full corporate power and authority to enter into and perform this Agreement and all other documents, agreements, certificates and instruments to be delivered by it pursuant to this Agreement or the Ancillary Agreements to which it is a party. This Agreement has been duly executed and delivered by a duly authorized officer of Seller. On the Closing Date, each of the Ancillary Agreements and all documents, agreements, certificates and instruments to be delivered by Seller or the Subsidiary, pursuant to this Agreement or the Ancillary Agreements will be duly executed and delivered by a duly authorized officer of Seller or such Subsidiary, as the case may be. This Agreement is valid, binding and enforceable against Seller, and each of the Ancillary Agreements and documents, agreements, certificates and instruments to be delivered by Seller pursuant to this Agreement or the Ancillary Agreements will be valid, binding and enforceable against Seller or the Subsidiary, as the case may be, in accordance with their terms (except to the extent that enforcement thereof is affected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

              (f) Neither the execution and delivery of this Agreement by Seller, nor the execution and delivery by Seller of the Ancillary Agreements to which it is a party nor the consummation by Seller of the transactions contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Articles of Incorporation or By-laws, or similar organizational documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

              FINANCIAL

              (g) The audited balance sheets of the Business as of December 31, 1993 and the audited consolidated statements of earnings of the Business for the years then ended, complete and accurate copies of which are attached to the Disclosure Schedule, present fairly the consolidated financial position of the Business as of the dates of said balance sheets, and the consolidated results of operations of the Business for the periods covered by said statements of earnings, in accordance with Israeli GAAP consistently applied.

              (h) The unaudited balance sheet of the Business as of June 30, 1994 and the unaudited statement of earnings of the Business for the six-month period, a complete and accurate copy of which is attached to the Disclosure Schedule, present fairly the consolidated financial position of the Business as of the date of said balance sheet, and the results of operations of the Business for the period covered by said statement of earnings, in accordance with Israeli GAAP applied in a manner consistent with the audited financial statements as of December 31, 1993, except for the omission of footnote disclosures required by Israeli GAAP and except for the omission of normal accruals generally made at year end. The financial statements described in paragraph (g) of this Section 4.3 and this paragraph (h) are referred to in this Agreement as the "Financial Statements". All taxes which Seller has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. Seller is not a party to any tax-sharing agreement or similar arrangement with any other party.
Seller will not be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by Seller prior the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Seller prior to the Closing Date with any taxing authority with regard to the tax liability of Seller for any tax period (or portion thereof) ending on or before the Closing Date. The Financial Statements include adequate reserves appropriate under Israeli GAAP for the liabilities of Seller as of the respective dates thereof. There are no reserves for warranty or inventory.

              (i) There are no liabilities of Seller except as (i) reflected in the Financial Statements, (ii) disclosed in the Disclosure Schedule, (iii) incurred after June 30, 1994 in the ordinary course of business or (iv) under contracts assumed hereunder and not required to be disclosed in the Disclosure
Schedule.

              (j) Seller and the Subsidiary have good title to, and the corporate power and authority to sell, the Purchased Assets, free and clear of any liens, claims, encumbrances, mortgages, pledges, restrictions and security interests, except for: (i) liens for taxes not yet delinquent; (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and similar obligations; and (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Purchased Assets. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered.

              (k) Seller has properly completed and filed all tax returns (including, if applicable, income, excise, payroll, capital stock, intangible, sales and use, value added, employment, property and, without limitation by specific enumeration of the foregoing, all other tax returns of every kind and nature) which have heretofore been required to have been filed by Seller and the Subsidiary. No extensions of time in which to file any such returns are in effect. All taxes of the type herein referred to (whether or not requiring the filing of returns) relating to the Business, including all deficiency assessments, additions to tax, penalties and interest of which notice has been received which shall accrue prior to the Closing Date, have been paid by Seller and the Subsidiary to the extent due or are being contested by Seller and the Subsidiary in the manner permitted by applicable law, and to the extent such taxes are not yet due, they have been properly accrued for on Seller's books and records as required by Israeli GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending regarding any taxes relating to the income, properties or operations of the Business for any period prior to the Closing.
All taxes which Seller and the Subsidiary are respectively required by law to withhold and collect have been duly withheld and collected, and have been paid to the proper authorities to the extent due and payable.

              CONDUCT OF BUSINESS

              (l)    Since June 30, 1994, neither Seller nor the
Subsidiary has, with respect to the Business:

                     (i)   leased, licensed, sold, transferred or
encumbered any material assets, intellectual property rights or other property associated with the Business, except for sales of inventory in the usual and ordinary course of business;

                     (ii) suffered any loss, or interruption in use, of any of its assets or properties, which is material to the Business, taken as a whole (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

                     (iii) made any material change in the conduct or nature of the Business (neither the foregoing representation and warranty nor any other representation and warranty herein contained shall be deemed to be breached by virtue of the entry of Seller into this Agreement or its consummation of the transactions contemplated hereby);

                     (iv) waived any material rights arising out of the conduct of, or with respect to, the Business;

                     (v) paid any Affiliate or been charged by any Affiliate any amounts whether for goods sold or services to be rendered by their respective businesses in connection with the Business or otherwise; except for the following in the ordinary course and consistent with past practice: payments under the Services Agreement between Nice Systems and Seller, or adjustments in inter-company accounts relating to payments to third parties;

                     (vi)  made or committed to make any capital
expenditure in an amount in excess of $50,000;

                     (vii) without limitation by the enumeration of any of the foregoing, entered into any material transaction with respect to the Business other than in the usual and ordinary course of business;

                     (viii) incurred any liabilities with respect to the Business, other than in the ordinary course of business; or

                     (ix) suffered or been threatened with any change with respect to the business or financial condition of the Business which would have a Material Adverse Effect (other than changes affecting the Business' industry generally).

              CONTRACTS

              (m) Seller has fully performed its development obligations under (i) the agreement #658802 with ESL regarding the development of an FDDI bridge product and (ii) the Joint Development Agreement dated May 1, 1992 with Retix, as amended on May 24, 1994 and supplemented by the Cooperation and Funding Agreement with BIRD, and Seller has no further obligations under such agreements other than support, warranty or similar obligations, none of which are substantial.

              (n) Seller has no further obligations (other than support, warranty or similar obligations, none of which are substantial) under the ESL manufacturing agreement #657915 (as amended) unless Seller determines, in its discretion, to accept additional purchase orders from ESL in which event the terms of such agreement may be controlling.

              (o) Seller has no obligation to make any payment to BIRD Foundation pursuant to either the development agreement with Tekelec, Inc. or the development agreement with Retix, including, but not limited to, any obligation to make payments in the event Tekelec or Retix fail to make payment to the BIRD Foundation of amounts due pursuant to such contracts; provided, however, that if Purchaser or Sub sell products developed under such agreements to third parties or if Purchaser or Sub executes the agreement in negotiation with Tekelec for the FTM 100 and sells such product to Tekelec, claims may be made by BIRD Foundation that royalties may be due to such foundation.

              (p) Neither Seller nor the Subsidiary is, in connection with the conduct of the Business, a party to, or bound by, any undischarged written or oral:

                     (i) contract for the employment for any period of time whatsoever, or restricting the employment, of any employee of the Business;

                     (ii)  consulting agreement;

                     (iii)        collective bargaining agreement;

                     (iv) plan or contract or arrangement (whether statutory or otherwise), other than the Pension Plans and Welfare Plans (as defined in Section 4.3(t)), providing for bonuses
(other than an oral understanding to pay a one-time two-month bonus in certain cases), options, deferred compensation, incentive compensation, stock purchase, severance or termination pay, supplemental unemployment benefits, retirement payments, profit sharing, medical and dental insurance benefits or the like;

                     (v) contract or agreement restricting in any manner Seller's right to compete with any other person or restricting Seller's right to sell to or purchase from any other person;

                     (vi) agreement with any employee, director, parent or Affiliate of Seller for or with respect to the purchase or sale of goods, the performance of services or the loaning of money and Seller has no other obligations to Nice Systems;

                     (vii) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation in an annual amount in excess of $10,000;

                     (viii) contract of agency, representation, distribution, or franchise or consulting or services agreement which cannot be canceled by Seller without payment or penalty upon notice of sixty (60) days or less;

                     (ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement or guaranty of any obligation of any third party;

                     (x)   lease or sublease, either as lessee or
sublessee, lessor or sublessor, of personal property or intangibles to be assigned to the Purchaser or Sub pursuant to this Agreement or the Ancillary Agreements, where the lease or sublease (A) provides for an annual rent in excess of $50,000 or
(B) has a remaining term as of the Closing Date in excess of two
(2) years; or

                     (xi) any other contract which is to be assigned to the Purchaser or Sub pursuant to this Agreement or the Ancillary
Agreements which provides for the receipt or expenditure by Purchaser or Sub after the Closing Date of more than $50,000, except sales and purchase orders accepted by the Business in the ordinary course of business.

All contracts, leases, subleases and other instruments of the type referred to in this Section 4.3(p) and described in the Disclosure Schedule are in full force and effect, are binding upon Seller or a Subsidiary and, to Seller's knowledge, are binding on the other parties thereto. No default by Seller or a Subsidiary has occurred thereunder and, to Seller's knowledge, no default by the other contracting parties has occurred thereunder and Seller is not aware of any claim of any such default or of a valid basis for any such claim.

              (q) No cash or other consideration will be required to be paid by Purchaser in order to obtain the consent of the employees of Seller to the assignment of the employment agreements required to be entered into pursuant to Sections
6.1(g) and 6.2(i).

              (r) With the exception of provisions in contracts, agreements, leases, licenses, approvals, permits and other instruments which prohibit the assignment of Seller's or a Subsidiary's rights thereunder without the consent of the other party thereto, all of which contracts are listed in the Disclosure Schedule, neither Seller or the Subsidiary is a party to, or bound by, any material unexpired, undischarged or unsatisfied written or oral contract, agreement, license, approval, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller and the Subsidiary according to the terms of this Agreement and the Ancillary Agreements will be a default or an event of acceleration, which default or acceleration would have a Material Adverse Effect, or whereby timely performance by Seller and the Subsidiary according to the terms of this Agreement and the Ancillary Agreements may be prohibited, prevented or delayed.

              (38    The Disclosure Schedule contains a list of every
material license, permit or governmental or other regulatory approval, order, directive and agreement applied for, pending, issued or given to Seller with respect to the Business. Seller possesses all licenses, permits and governmental or other regulatory approvals and authorizations which are required in order for Seller and the Subsidiary to operate the Business as presently conducted, where the failure to possess or be in compliance with such licenses, permits and approvals would have a Material Adverse Effect, and each of them is in compliance in all material respects with all such licenses, permits, approvals and authorizations. All fees required in connection with any of the foregoing items have been paid in full.

              EMPLOYEES

              (t) The Disclosure Schedule, together with the forms of employee contracts listed therein, describe, if applicable:
(i) all employee pension or savings benefit plans eligible to receive tax preferred status under applicable laws which Seller or the Subsidiary maintains, administers or contributes to for the benefit of employees of the Business (the "Pension Plans") and (ii) all employee health benefit plans (including, without limitation, medical, dental and vision plans), disability plans (including, short-term disability), life insurance, dependent care assistance plans and educational reimbursement programs which Seller and the Subsidiary maintain, administer or contribute to for the benefit of employees of the Business (the "Welfare Plans"). Seller has made sufficient provision for such Pension Plans and Welfare Plans in accordance with Israeli GAAP to recognized provident funds, pension funds, severance pay funds and/or insurance companies under "Managers Insurance Policies".

              (u) The Disclosure Schedule contains a list of all salaried employees of Seller and the Subsidiary employed in connection with the Business and their annual salaries. Said list correctly reflects, in all material respects, their salaries, other compensation (other than under the Pension Plans, the Welfare Plans and other employee benefits), dates of employment, positions and birthdates. All employees of Seller have entered into an employment agreement in one of the three (3) forms provided by Seller to Purchaser and Seller shall deliver copies thereof prior to Closing.

              LITIGATION AND CLAIMS

              (v) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or to Seller's knowledge threatened or likely to be asserted, against Seller or the Subsidiary which relates to the conduct of the Business, the consummation of the transactions contemplated hereby, or the use of the Purchased Assets (whether by Purchaser or Sub after the Closing or by Seller prior thereto).

              (w) Neither Seller nor the Subsidiary is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the properties, assets, personnel or business activities of the Business.

              (x) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 4.3(y) hereof), Seller is not in material violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of, or agreement with, or any license or permit from, any governmental authority to which the properties, assets, personnel or business activities of the Business are subject or to which Seller or the Subsidiary, itself, is subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination.

              (y) In connection with the operation of the Business, Seller is not in violation of, or delinquent in respect to, any material decree, order or arbitration award or law, statute, or regulation of or agreement with, or any license or permit from, any Israeli governmental authority to which it or its properties, assets, personnel or Business are subject (or to which any of them is itself subject) and which relates to the environment (including, without limitation, laws, statutes, rules and regulations and the common law of Israel relating to environmental matters and contamination of any type whatsoever ("Environmental Laws")). Seller has obtained all permits, licenses and other authorizations required under Environmental
Laws. Environmental Laws include laws, statutes, rules and regulations relating to: (A) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (B) air, water and noise pollution; (C) soil or ground water contamination; (D) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants or chemicals; (E) the protection of wildlife, marine sanctuaries and wetlands; (F) the protection of natural resources; (G) storage tanks, vessels and related equipment; (H) abandoned or discarded barrels, containers and other closed receptacles; (I) health and safety of employees and other persons; and (J) otherwise relating to the manufacture, processing, use, distribution, treatment, storage, disposal, transportation, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or solid or hazardous waste.

              REAL ESTATE

              (z) Seller does not own, and the Purchased Assets do not include, any fee or other comparable interests in any of the real estate used primarily in the conduct of the Business.

              (aa) The premises leased by Seller in Tel Aviv, Israel and the premises leased in Lexington, Massachusetts are leased to Seller or the Subsidiary, as the case may be, pursuant to written leases, true and correct copies of which are identified in the Disclosure Schedule. Neither Seller nor Subsidiary, as the case may be, is in default under any material term of such leases. To Seller's knowledge, there are no condemnation proceedings pending or threatened with respect to any portion of the premises covered by such leases.

              PROPRIETARY RIGHTS

              (ab) Seller owns all right, title and interest in and to all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of the Business as conducted to the date hereof or contemplated, free and clear of all liens, claims and encumbrances (including without limitation distribution rights)
(all of which are referred to as "Proprietary Rights") and Seller has the right to transfer all such rights to Purchaser, except for rights under Third Party Licenses (as hereinafter defined) specified in the Disclosure Schedule. The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to Seller's interest pursuant to the Third Party Licenses, all of which are valid and enforceable and in full force and effect and which grant Seller such right to Third Party Technology as are employed in or necessary to the business of Seller as conducted or proposed to be conducted. The Disclosure Schedule contains an accurate and complete list of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), tradenames, and registered copyrights in or related to the Business, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any software, technology, know-how, or processes that Seller is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed by Seller (such software, technology, know-how and processes are collectively referred to as the "Third Party Technology"). All of Seller's trademark or tradename registrations related to the Business and all of Seller's copyrights are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted against Seller (and Seller is not aware of any claims which are likely to be asserted against Seller or which have been asserted against others) by any person challenging Seller's use or distribution of any patents, trademarks, tradenames, copyrights, trade secrets, software, technology, know-how or processes utilized by Seller (including, without limitation, the Third
Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To Seller's knowledge, the use by Seller of Third Party Technology is in conformance with the terms of the Third Party Licenses, and there is no valid basis for any claim of the type specified in the immediately preceding sentence which could interfere with the continued enhancement and exploitation by Seller of any of its products. To Seller's knowledge, none of its present or contemplated products nor the use of any patents, trademarks, tradenames, copyrights, software, technology, know-how or processes by Seller in the Business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or tradename.

              (ac) Seller has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of its products or any adaptations, translations, or derivative works based on any of Seller's Products or any portion thereof. Except with respect to the rights of third parties to the Third
Party Technology, no third party has any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Seller's products are a "derivative work" as that term is defined in the United States Copyright Act, Title
17, U.S.C. Section 101.

              (ad) With the exception of Third Party Technology described in Section 4.3(ab) above, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Seller products at any stage of their development (the "Seller Components") were written, developed and created solely and exclusively by employees of Seller without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Seller in valid and enforceable consultant confidentiality and invention assignment agreements. Seller has at all times used commercially reasonable efforts to treat its products and Seller Components as containing trade secrets and has not dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

              (ae) To Seller's knowledge, no employee of Seller is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Seller or, to the best of Seller's knowledge, any other party because of the nature of the business conducted by Seller or proposed to be conducted by Seller.

              (af) Each person presently or previously employed by Seller (including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Buyer or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Seller and such person, enforceable in accordance with their respective terms. To the best of Seller's knowledge, neither the execution or delivery of such agreements, nor the carrying on of Seller's business as employees by such persons, nor the conduct of Seller's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

              (ag) No product liability or warranty claims which individually or in the aggregate could exceed $50,000 have been communicated to or threatened against Seller nor, to the best of Seller's knowledge, is there any specific situation, set of facts or occurrence that provides a basis for such claim. Seller has delivered to Purchaser its most recent list of bugs in its products and Seller believes that such list is substantially accurate.

              GENERAL

              (ah) The Purchased Assets together with the Excluded Assets include all assets employed in the Business as conducted by Seller and its Affiliates in the past.

              (ai) The copies of all documents furnished by Seller to Purchaser pursuant to the terms of this Agreement are materially complete and accurate. The Disclosure Schedule contains complete and accurate copies of all documents referred to therein.

              (aj) Except for Broadview Associates, neither Seller nor any of its Affiliates has dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

              (ak) The Disclosure Schedule lists the names and locations of all banks, trusts, companies or other financial institutions at which accounts are maintained by or for the benefit of Seller or the Subsidiary and the names of persons authorized to draw thereon. The Disclosure Schedule lists all policies of fire liability or other forms of insurance maintained by Seller, all of which are in full force and effect.

              (al) No statement by Seller in this Agreement, the Disclosure Schedule or any Ancillary Agreement to Purchaser contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, when read together, not misleading.

              (am) The inventory described in Section 2.2(a) is saleable in the ordinary course of business and the Equipment described in Section 2.2(b) is in good condition, normal wear and tear excepted. SELLER MAKES NO WARRANTY OF FITNESS FOR A
PARTICULAR PURPOSE AS TO THE PURCHASED ASSETS.

       4.4 Nice Systems' Representations and Warranties. Nice Systems represents that it has transferred to Seller, or caused its Affiliates to transfer to Seller, all intellectual property rights related to the Business held by Nice Systems or its Affiliates, and that Nice Systems and such Affiliates hold no other assets related to the Business, other than financial, administrative and operations assets used jointly by Nice Systems and its Affiliates.


                                  ARTICLE V

                       Conduct Prior to the Closing

       5.1 General. Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date (or such longer period as is specified) which are set forth in the remainder of this
Article V.

       5.2 Seller's Obligations. The following are Seller's obligations:

              (a) Seller shall abide by and cause its Affiliates and other parties subject thereto to abide by the Confidentiality
Agreement.

              (b) Upon receipt of reasonable prior notice from Purchaser, Seller shall give, and shall cause the Subsidiary to give, to Purchaser's officers, employees, agents, attorneys, consultants and accountants reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller relating to the Business and shall furnish, to Purchaser such information relating to the Business as Purchaser may at any time and from time to time reasonably request.

              (c) Seller shall carry on the Business, in the usual and ordinary course of business in accordance with past practices.

              (d) Seller and Purchaser shall cooperate in seeking the assignment to Purchaser or Sub of the agreements set forth in this Section 5.2(d) to which Seller is a party.

                     (i) As to the following agreements, Seller agrees that it shall either obtain the consent to such assignment of the parties to such agreements (whether before or after the Closing
Date), or during the term of such agreement obtain for Purchaser the benefits to Seller under such agreements. Provided that such benefits can be obtained, Purchaser shall perform the obligations of Seller under such agreements. By way of example, if an agreement calls for a payment to Seller of $100,000 and such agreement cannot be assigned to Purchaser or Sub, Seller shall arrange for the payment to Purchaser of such amount without offset or deduction. Such agreements shall consist solely of:

                           1.     That certain Agreement dated August 21,
1990 by and between Taas-Mor Industrial Centre Ltd. and H.I.T.
Hermes Intelligent Technologies Ltd. as assigned to Seller pursuant to an amendment dated February 24, 1994 (i.e., the lease for Seller's principal place of business).

                           2.     That certain Agreement dated August 1,
1994 by and between Seller and Eliezer Acker (i.e., the lease for an apartment at 5 De-Lerina Street, Tel Aviv).

                           3.     That certain Joint Development Agreement
dated May 1, 1992 with Retix, as amended.

                           4.     Those certain agreements with Tekelec in
effect as of the date hereof. Seller covenants that it shall not execute the agreement currently under negotiation with Tekelec and that it shall cooperate with Purchaser in any negotiations with Tekelec regarding such agreement either before or after the Closing.

                     (ii) As to the following agreements, Seller and Purchaser shall cooperate to seek the assignment of such agreements or, if such assignment can not be readily obtained, to arrange with the other party to such contracts to include the benefits of such agreements in agreements with Purchaser (either in amendments to existing agreements with Purchaser or in new agreements with Purchaser). In all cases the parties shall seek to minimize the cost to Seller in connection with such assignment or other arrangement. The contracts covered by this subclause
(ii) are those contracts with Epilogue and Trillium.

              (e) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall not, with respect to the Business do or commit to do any of the following:

                     (i) incur any capital expenditures in excess of $50,000 in the aggregate;

                     (ii) lease, license, sell, transfer or encumber any asset, intellectual property right or other property associated with the Business (including sales or transfers to Affiliates), except for sales of inventory in the usual and ordinary course of business and except for cash applied in payment of Seller's liabilities in the usual and ordinary course of business;

                     (iii) make any increase in the level of compensation to its respective officers, or increase the level of compensation payable to other full-time employees;

                     (iv) borrow any money which borrowings exceed in the aggregate $50,000 except for borrowings between Seller and Subsidiary;

                     (v)   incur any liability other than in the
ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

                     (vi) encumber or permit to be encumbered any of its assets except in the ordinary course of its business;

                     (vii) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business;

                     (viii) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

                     (ix) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses;

                     (x)   change accounting methods;

                     (xi) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock, provided that Subsidiary may repay a loan in the amount of $50,000 made by an Affiliate of Nice Systems;

                     (xii) amend or terminate any contract, agreement or license to which it is a party except in the ordinary course of business;

                     (xiii) loan any amount to any person or entity, or guaranty or act as a surety for any obligation except for borrowings between Seller and Subsidiary;

                     (xiv) waive or release any right or claim, except in the ordinary course of business;

                     (xv) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock
(except for options to purchase an aggregate of 278,000 shares of Seller's capital stock to be granted to certain employees of Seller pursuant to a list provided to Purchaser);

                     (xvi) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                     (xvii)       merge, consolidate or reorganize with
any entity;

                     (xviii)      amend its charter documents; or

                     (xix) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Seller, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Seller, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of Seller or Purchaser.

       5.3 Purchaser's Rights and Obligations. The following are Purchaser's rights and obligations:

              (a) Purchaser shall abide by and cause its Affiliates and other parties subject thereto to abide by the Confidentiality
Agreement.

              (b) In the event that any license, permit or operating right which is to be assigned to the Purchaser or Sub is not assignable, and the Purchaser or Sub need such permit in order to operate the portion of the Business conducted by Seller and the Subsidiary pursuant thereto, Purchaser shall use its best efforts and make every good faith attempt (and Seller shall use its best efforts in cooperation with Purchaser) to obtain such a permit.

              (c) Purchaser and its Affiliates shall use reasonable efforts for a period of two years after the Closing Date to ensure that it will not actively solicit for employment any employees of Nice Systems or its Affiliates. Further, if Seller advises Purchaser that Purchaser or any Affiliate is engaged in such solicitation, Purchaser shall cease, or cause its Affiliate to cease, such solicitation, provided such notice is received prior to extension of a formal offer of employment.

              (d) On or before the Closing Date, Purchaser shall offer, or cause Sub to offer, to employ as of the Closing Date substantially all of Seller's employees in positions, at compensation, with benefits and upon terms and conditions which are substantially identical to those offered by Seller. Each such person who is so employed by Purchaser or Sub is hereinafter referred to individually as an "Employee" and collectively as the "Employees".

              (e) Purchaser shall establish a bonus pool plan (the "Incentive Plan") for Employees pursuant to which aggregate bonuses of up to $1,000,000 will be payable at Closing or based upon the timely development and introduction of certain products, which products are identified in the Incentive Plan. A copy of the Incentive Plan will be provided to Seller simultaneous with the execution of this Agreement.

       5.4 Joint Obligations. The following shall apply with equal force to Seller and Purchaser:

              (a) Without implication that such laws apply to this transaction, the parties to this Agreement shall not comply with the provisions of any laws relating to bulk sales or transfers.

              (b) From the date hereof until the Closing, or such earlier date as Seller and Purchaser have mutually agreed to discontinue discussion of the Acquisition (the "Expiration
Date"), Seller will not (and it will use its best efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Purchaser) regarding any acquisition of Seller, any merger or consolidation with or involving Seller, or any acquisition of any material portion of the assets of Seller. Seller shall not enter into any agreement contemplating any of the foregoing. Seller agrees to indemnify Purchaser, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the negotiation or consummation of the Acquisition, as contemplated by this Agreement based upon any pre-existing negotiations or arrangements with a third party. Purchaser agrees that during the date hereof until the Expiration Date, it shall not initiate or continue any discussions with any corporation, partnership, person or other entity or group primarily engaged in the area of ATM technology regarding any acquisition of, any merger or consolidation with or involving, or any acquisition of any material portion of the assets of such corporation, partnership, person or other entity or group.

              (c) Seller and Purchaser shall cooperate in planning and entering into discussions with the Office of Chief Scientist
(the "OCS") and other appropriate administrative entities and use their best efforts in order to satisfy the condition set forth in
Section 6.2(m).

              (d)    Neither party to this Agreement shall
intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by such party or by its Affiliates as herein provided or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

              (e) In the event the Acquisition is not consummated, Purchaser and Seller will each use its reasonable efforts to ensure for eighteen (18) months after negotiations of the Acquisition have been terminated in writing that neither will actively solicit for employment any employee or employees of the other party who has or have been involved in the discussions or due diligence conducted in connection with the Acquisition, or as to whom one party has provided information to the other. This provision shall not apply to Dono Van Mierop.

       5.5    Key Shareholders' Obligations.

              (a) The Key Shareholders agree, to the extent a vote is required with respect hereto, to vote in favor of the transactions contemplated by this Agreement, as shareholders of Seller and (if such Key Shareholders are or control directors of Seller or Nice Systems) as directors of Seller and Nice Systems, and to take such other steps as are reasonable on their respective parts to cause Seller to perform its obligations hereunder, including (i) promoting the transactions contemplated hereby to other shareholders of Seller and (ii) not taking any action in violation of Section 5.4(b).

              (b) For a period of three (3) years from the Closing Date, Seller and Nice Systems will not, and will each cause its Affiliates to not (i) compete, directly or indirectly, with Purchaser or Purchaser's Affiliates in the Business and (ii) without Purchaser's consent solicit for employment or hire any former employees of Seller unless such person's employment was terminated by Purchaser.

              (c) Nice Systems agrees it shall abide by and cause its Affiliates and other parties thereto to abide by the provisions of Section 8.11 (with the Confidential Information of
Seller deemed to be Confidential Information of Purchaser after the Closing).


                                  ARTICLE VI

                            Conditions to Closing

       6.1 Conditions to Seller's Obligations. The obligation of Seller to close the transactions contemplated hereby is subject to fulfillment of all of the following conditions precedent on or prior to the Closing Date:

              (a) All obligations of Purchaser and Sub to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser and Sub would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed in all material respects, and Seller shall receive a certificate from Purchaser to such effect signed by the President or a Vice President of Purchaser and Sub, respectively.

              (b) The representations and warranties of Purchaser and Sub set forth in Article IV shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and Seller shall receive a certificate to such effect from the President or a Vice
President of Purchaser and Sub, respectively.

              (c) No litigation or proceeding shall be threatened or pending against Purchaser or Sub with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and Seller shall receive a certificate to such effect signed by the President or a Vice President of Purchaser and Sub, respectively.

              (d) Seller shall have received from Purchaser and Sub written evidence that the execution, delivery and performance of Purchaser and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Purchaser and Sub, respectively.

              (e) There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

              (f) Purchaser shall have delivered to Seller the written opinion of Gray Cary Ware & Freidenrich, counsel for Seller, in the form reasonably satisfactory to counsel for Seller.

              (g) Purchaser shall have delivered to Seller documents satisfactory to Seller evidencing Purchaser's assumption of the options to acquire Seller stock held by Seller employees who accept employment with Purchaser or Sub as of the Closing Date
(the "Assumed Options"), and the issuance (or obligation to issue) of the Restricted Shares to Shelef and Rubinstein. In addition, Purchaser shall enter into an agreement with each Seller employee who holds an option to acquire Seller Stock (a
"Seller Option") providing for the assumption by Purchaser of the obligations of Seller under such Seller Option (the "Option
Assumption Agreement"). Each Option Assumption Agreement shall provide that, conditional upon the Closing occurring, the Seller
Option assumed by Purchaser thereby will continue to be exercisable on the terms and conditions set forth in the option agreement evidencing such Seller Option, except that: (a) the Seller Option shall be exercisable for a number of shares of Purchaser Common Stock equal to the number of shares of Seller common stock subject to such Seller Option immediately prior to the Closing Date multiplied by a fraction, the denominator of which is 1,509,831 (i.e, the maximum number of shares subject to Seller Options to be outstanding as of the Closing) multiplied by the Purchaser Closing Price and the numerator of which is $5,462,688 (with the resulting number of shares of Purchaser
Common Stock rounded down to the nearest whole number), (b) the per share exercise price shall be an amount equal to the aggregate exercise price of the Seller Option prior to the Closing Date, divided by the number of shares of Purchaser Common
Stock subject to such Option rounded to the nearest whole cent,
(c) continuous employment with Seller, Sub or Purchaser, whether occurring before or after the Closing Date, shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Closing
Date, (d) if the option is not exercised within ninety (90) days after termination of the optionee's employment with Purchaser, all rights to acquire shares shall expire, and (e) [




















                        ]

              (h) Purchaser and each of Messrs. Shelef and Rubinstein shall have entered into a restricted stock agreement (the "Restricted Stock Agreements") for the issuance of the Restricted Shares under Purchaser's Restricted Stock Plan in accordance with Section 1.4.

       6.2 Conditions to Purchaser's and Sub's Obligations. The obligation of Purchaser and Sub to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions precedent on or prior to the Closing Date:

              (a) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed in all material respects, and Purchaser shall receive a certificate from Seller to such effect signed by the President and Chief Financial Officer of Seller.

              (b) The representations and warranties of Seller set forth in Article IV shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and Purchaser shall receive a certificate to such effect executed by the President and Chief
Financial Officer of Seller.

              (c) No litigation or proceeding shall be threatened or pending against Seller for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of Seller subsequent to the Closing, and Purchaser shall receive a certificate from Seller to such effect signed by the President and Chief Financial Officer of Seller.

              (d) Seller shall have delivered to Purchaser the written opinion of Ben-Ze'ev, Hacohen & Co. Advocates, Israeli counsel for Seller, in the form reasonably satisfactory to counsel for Purchaser.

              (e) All program managers and eighty-five percent (85%) of all other engineers of Seller shall have accepted employment with Purchaser or Sub and such employees will have executed documents evidencing consent to assignment to Purchaser or Sub of their employment agreements with Seller.


              (f) Purchaser shall have received from Seller written evidence that (i) the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it or the Subsidiary is a party, as the case may be, have been duly and validly approved and authorized by the Board of Directors of Nice Systems, the Board of Directors of Seller and by the stockholders of Seller (such approval to include, if required, the approval of the Seller stockholders and Shelef and Rubinstein to any distribution of the Aggregate Consideration which is not in conformance with Seller's charter documents or other applicable agreements), and (ii) the approval of the member of Seller's board representing the outside investors.

              (g) There shall not have been any material adverse changes in the financial condition, results of operations, assets liabilities, business or prospects of Seller since the date of this Agreement.

              (h) Purchaser shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Purchaser's legal counsel to provide for the assignment to Purchaser of Seller's
agreements with [         ] and the quote to Seller from [
] (as to which quote a letter from [           ] stating that it
will supply Purchaser with the products on the terms as provided in such quote shall be satisfactory). Such consents etc. are sometimes referred to herein as the "Material Consents."

              (i) Messrs Shelef, Rubinstein and Arik Ramon (the "Key Employees") shall have entered into Key Employee Agreements.

              (j) There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable securities laws.

              (k) The Board of Directors of Purchaser shall have received from Morgan Stanley & Co. Incorporated a written opinion dated the Closing Date, in form and substance satisfactory to Purchaser, stating that the terms of the Acquisition are fair to the shareholders of Purchaser from a financial point of view. Purchaser represents that, as of the date of this Agreement and based upon information received from Morgan Stanley & Co., Incorporated, it believes such condition will be satisfied as of the Closing.

              (l) Purchaser shall have received reasonable assurance from Purchaser's advisors that the entity purchasing the Purchased Assets and assuming the Assumed Liabilities will be able to obtain "approved enterprise" status under Israeli tax laws similar to that held by Seller after the Acquisition without extraordinary payment to the Israeli government if the products developed by Seller were manufactured in Israel and the Purchaser continues the Business in substantially the same manner as Seller before the Acquisition.

              (m) Purchaser shall have received reasonable assurance of its advisors that no laws or regulations will limit (except as provided in this Section 6.2(m)) Purchaser's right to manufacture outside of Israel products containing technology developed by Seller or limit in any other material way the operation by Purchaser of the Business from and after the Closing, including, but not limited to, laws or regulations of the OCS. The OCS shall have indicated preliminary approval to an arrangement under which the limitations imposed by the OCS as a result of grants made by the OCS to Seller will be satisfied if Purchaser is required, as to the ATM Chassis Switch as identified in the Incentive Plan, only to do final testing and assembly in Israel. Purchaser represents that as of the date of this Agreement, it believes such condition will be satisfied, based upon information provided by its counsel, except as to the OCS, as to which no representation is made.

              (n) Purchaser shall be satisfied in its discretion that Purchaser will be able to account for the Acquisition as an acquisition of "in process" research and development and write-off at least ninety percent (90%) of the purchase price of the Acquisition as "in process" technology at or about the time of the Closing. Purchaser represents that, as of the date of this Agreement and based upon information provided by its outside auditors, it believes such condition will be satisfied as of the Closing.

              (o) Purchaser shall have made arrangements with Nice Systems satisfactory to Purchaser for the interim provision of administrative support services for a transition period following the Closing. Purchaser represents that, as of the date of this Agreement, based on information provided by Seller, it believes such condition will be satisfied as of the Closing.

              (p)    Seller shall have granted options to acquire
138,000 shares of Seller common stock to employees and options to acquire 140,000 shares of Seller common stock to Messrs. Shelef and Rubinstein.

              (q) Purchaser and each of Messrs. Shelef and Rubinstein shall have entered into a Restricted Stock Agreement for the issuance of the Restricted Shares under Purchaser's
Restricted Stock Plan in accordance with Section 1.4.

              (r) All rights to acquire Seller securities held by nonemployees of Seller shall have been exercised and the funds due upon exercise deposited in an account of Seller which is included in the Purchased Assets, or the Cash Consideration shall have been reduced by Six Hundred Thousand U.S. Dollars
($600,000), or if partially exercised, in a proportionate amount.



                                 ARTICLE VII

                                   Closing

       7.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which Seller shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to Purchaser. All documents which Purchaser shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to Seller. The transfer of funds hereunder shall be carried out in accordance with applicable provisions of Israel's currency control regulations.

       7.2 Purchaser's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 6.2 hereof, Purchaser shall execute and/or deliver to Seller, and/or shall cause Sub to execute and/or deliver to Seller, all of the following:

              (a)    (i) the Cash Consideration due upon Closing, of
which an amount equal to [                       ] of the Cash
Consideration shall be delivered into escrow in accordance with the Escrow Agreement, and (ii) executed counterpart signature pages to the Restricted Stock Agreements; provided that [
          ] of the Restricted Shares shall be delivered into escrow in accordance with the Escrow Agreement.

              (b)    an executed copy of the Escrow Agreement;

              (c) incumbency and specimen signature certificates with respect to the officers of Purchaser and Sub executing this Agreement and the Ancillary Agreements, and any other document delivered hereunder or thereunder, on behalf of Purchaser and Sub;

              (d) certified copies of resolutions of Purchaser's and Sub's respective boards of directors and, if necessary, stockholders, authorizing, as appropriate, the execution, delivery and performance of this Agreement and the Ancillary
Agreements;

              (e) a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that Purchaser's representations and warranties to Seller are true and correct in all material respects as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any material respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing have been so performed, and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers or agents of Purchaser or a Purchaser
Affiliate, as the case may be;

              (f)    counterpart signature pages of the Ancillary
Agreements, executed by Purchaser and Sub, as the case may be;
and

              (g) such other documents from Purchaser and Sub as may reasonably be required in order to effectuate the transactions contemplated hereby and by the Ancillary Agreements.

       7.3 Seller's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 6.1 hereof, Seller shall deliver to Purchaser and Sub, physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver to Purchaser, and/or shall cause the Subsidiary to execute and/or deliver to Purchaser, all of the following:

              (a) incumbency and specimen signature certificates with respect to the officers of Seller and the Subsidiary executing this Agreement and the Ancillary Agreements, and any other document delivered hereunder or thereunder, on behalf of Seller and the Subsidiary;

              (b) certified copies of the resolutions of Seller's boards of directors and, as necessary, stockholders, authorizing, as appropriate, the execution, delivery and performance of this Agreement and the Ancillary Agreements;

              (c) a closing certificate duly executed by the President of Seller (or any other officer of Seller specifically authorized to do so), on behalf of Seller, pursuant to which Seller represents and warrants to Purchaser that Seller's representations and warranties to Purchaser are true and correct in all material respects as of the Closing Date as if then originally made (or if any such representation or warranty is untrue in any material respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date have been so performed, and that all documents to be executed and delivered by Seller at the Closing have been executed by a duly authorized officer of Seller or a Subsidiary, as the case may be;


              (d)    copies of the Material Consents;

              (e) certificates of title or origin (or like documents) with respect to all vehicles included in the Purchased Assets and other equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser or one of Sub;

              (f)    counterpart signature pages of the Ancillary
Agreements, executed by Seller, and counterpart signature pages to the Restricted Stock Agreements executed by Messrs. Shelef and Rubinstein;

              (g) assignments of Seller Intellectual Property Rights (in recordable form, where appropriate); and

              (h) such other documents as may be reasonably required by Purchaser in order to effectuate the transactions contemplated hereby and by the Ancillary Agreements.



                                 ARTICLE VIII

                           Post-Closing Agreements

       8.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VIII.

       8.2 Inspection of Records. Each party shall make the books and records of Seller and Subsidiary related to the period prior to the Closing Date available for inspection by the other party, or by such other party's duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions occurring prior to and relating to the Closing, the historical financial condition, results of operations and changes in financial position of the Business or the obligations of the Business which are assumed by Purchaser and Sub. Such records shall be made available at such disclosing party's principal offices. As used in this
Section 8.2, the right of inspection includes the right to make extracts or copies. The representatives inspecting the records shall be reasonably satisfactory to such disclosing party, as the case may be. In addition, in connection with lawsuits or other proceedings by third parties, each party shall use reasonable efforts to make available at the other party's expense, personnel (for reasonable periods of time) of such disclosing party, as the case may be, for purposes of depositions and testimony.
Purchaser shall give reasonable assistance to Seller and the Subsidiary, in order for Seller to record entries relating to the closing of Seller's books relating to the Business.

       8.3    Benefits of Nonassignable Rights.   Seller and Nice
Systems will use their best efforts to provide such assistance as is necessary to pass through the benefits of any warranty, right of indemnification, claim, cause of action, etc. which cannot be assigned to Purchaser as required under Section 2.2(q) herein.

       8.4 Fibronics Agreement. The Fibronics Agreement will not be assigned until Seller has renegotiated the terms thereof, in consultation with Purchaser. Upon completion of such renegotiation to the satisfaction of Purchaser, such agreement shall be assigned to Purchaser. If such agreement cannot be renegotiated within a reasonable time, Seller shall terminate such agreement, and Seller and Purchaser shall each pay one half of the termination payment as specified in the Fibronics Agreement.

       8.5 Use of Trade Secrets. Seller shall cease, and shall cause its Affiliates to cease, to use any trade secret, secret formula or other confidential information related to the Business among the Purchased Assets.

       8.6 Use of Trademarks. Seller shall cease, and shall cause its Affiliates to cease, to use any name or trademark which is similar or deceptively similar to any of the names or trademarks which are included among the Purchased Assets. The foregoing notwithstanding, Purchaser acknowledges the use of the word
"Nice" as a trademark of Nice Systems and agrees to the use of the word "Nice" in any trademark by Seller and its Affiliates as long as such mark is not otherwise substantially identical to the existing trademarks of Seller.

       8.7 Payments of Accounts Receivable. Following the Closing Date, Purchaser and its Affiliates shall use their best efforts, consistent with the historical collection practices of Seller and the Subsidiary, to collect the Accounts Receivable. In the event Seller or any of its Affiliates shall receive any instrument of payment with respect to any of such uncollected Accounts
Receivable, Seller shall forthwith deliver it to Purchaser, or cause it to be delivered to Purchaser forthwith, at the address of Purchaser specified in Section 11.6 hereof, endorsed where necessary, without recourse, in favor of Purchaser.

       8.8 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article IX hereof, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

       8.9 Further Assurances. The parties shall execute and/or cause to be executed such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser and Sub, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

       8.10 Non-Assignment. Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign or cause the Subsidiary to assign to Purchaser or Sub any contract, purchase order, sales order, license, lease, permit, approval or other instrument which provides that it may not be assigned, or under applicable law may not be assigned, without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser and Sub.

       8.11 Confidentiality. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information (as defined below) of the other parties. The Receiving Party (as defined below) shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's (as defined below) Confidential Information received by it. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement and shall not use any confidential information that constitutes Proprietary Rights. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers or employees (or outside legal or accounting advisors) who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer or who are subject to ethical restrictions on disclosure which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information. These obligations shall not apply to the extent that Confidential Information includes information which:

              (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving;

              (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;

              (c) is received by the Receiving Party from a third party without restriction on disclosure (although this exception shall not apply if such third party is itself violating a confidentially obligation by making such disclosure);

              (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving
Party will have the burden of proving;

              (e) is approved for release by written authorization of the Disclosing Party; or

              (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

"Confidential Information" shall mean confidential information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party"). Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information. For purposes of this Section 8.11, Confidential Information of Seller shall be deemed to be Confidential Information of Purchaser for purposes of Nice Systems' obligations hereunder after the Closing.



                                 ARTICLE IX

                               Indemnification

       9.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article IX.

       9.2 Seller's Indemnification Covenants. Subject to the provisions of Section 9.4 hereof, Seller and the Key Shareholders shall indemnify, save and keep Purchaser, its Affiliates and their respective successors and permitted assigns (the "Purchaser Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, sustained or incurred by any of the Purchaser Indemnitees as a result of or arising out of or by virtue of:

              (a) any inaccuracy in a representation or breach of a warranty made by Seller to Purchaser herein or in any document delivered to Purchaser in connection herewith;

              (b) the failure of Seller or the Subsidiary to comply with, or the breach by Seller or the Subsidiary of, any of the covenants of this Agreement, or of any document delivered at the Closing pursuant to the provisions of this Agreement, to be performed by Seller or a Subsidiary;

              (c) the failure of Seller or the Subsidiary to discharge any liabilities of Seller and the Subsidiary, other than the Assumed Liabilities;

              (d) the failure of Seller or the Subsidiary to discharge any liability or perform any obligation under any agreement or commitment referenced in Section 4.3 above and arising prior to the Closing Date, whether or not asserted at that time;

              (e)    any obligation to the OCS in excess of [
                                                           ]
required to be paid by Purchaser or Sub in order to obtain the rights required by Purchaser as specified in Section 6.2(m). In calculating such amount, the parties shall include any amount of funding which has been recognized in the Financial Statements but which Purchaser elects not to receive from the OCS or which the OCS determines not to provide. Such amount shall not be subject to the deductible provided for below (i.e., Purchaser shall be entitled to be paid from the Escrow Fund on any such amount in
excess of [          ] whether or not the deductible amount has
been met).

In addition to the foregoing, Purchaser shall be entitled to make claims against the Escrow Fund for any claims arising out of the failure of Seller or Nice Systems to perform their obligations pursuant to Section 6.2(h) and 5.2(d), including any amounts charged by the parties to any of the contracts referred to in
Section 5.2(d) for the assignment of such contracts.  Any such
claims by Purchaser shall not be subject to the [         ]
amount described in Section 9.4(a). In addition to the foregoing, to the extent that the Seller or stockholders of Seller have not made arrangements to pay the fees described in
Section 3.3(b) and such fees are paid by Purchaser, and if any portion of the Escrow Fund is available for release on the first anniversary of the Closing, such portion (in an amount equal to such fees paid by Purchaser) shall be withheld from release from the Escrow Fund, and Purchaser shall be entitled to an offset against the Escrow with no minimum amount of claim.

       9.3 Escrow Fund. Except as provided below, the Escrow Fund shall be the sole and exclusive source of any claim or remedy by Purchaser Indemnitees under Section 9.2 as a result of or arising out of or by virtue of any inaccuracy in a representation or breach of warranty made by Seller or the Key Shareholders to
Purchaser herein.  [          ] of the Escrow Fund (to the extent
it is not subject to an indemnification claim) shall be released on [
       ] to Seller and an amount equal to an additional [
 ] of the total amount originally subject to the Escrow Fund plus any interest earned thereon (to the extent it is not subject to an indemnification claim) shall be distributed to Seller on the date [
                  ]  The remaining amount subject to the Escrow
Fund (to the extent it is not subject to an indemnification claim) shall be distributed to Seller on [

          ] All such amounts shall include a proportionate number of the Restricted Shares held in the Escrow Fund and shall be distributed by Seller to the stockholders entitled to receive such amounts. Any claim of intentional misrepresentation or fraud by Seller or the Key Shareholders shall not be subject to the limitations in time or amount set forth above, provided, however, that as to any such claims attributable solely to the fraud of Nice Systems or of a Key Shareholder, the liability of Nice Systems and the Key Shareholders shall be several and not joint and such fraud shall not be attributable to the other party. After [
     ]
Purchaser may not make claims against the Escrow Fund except for breach of the representations in [
                   ] In the event it appears there would be tax withholding on the payment of any amount under the Escrow Agreement, the parties agree to discuss in good faith alternate arrangements to minimize or avoid the consequences thereof.

       9.4 Limitations on Seller's Indemnification Obligations. Seller's obligations pursuant to the provisions of Section 9.2 hereof are subject to the following limitations:

              (a) Except as provided in Section 9.2, the Purchaser Indemnitees shall not be entitled to recover under Section 9.2 hereof until the total amount which Purchaser Indemnitees would recover under Section 9.2 hereof, but for this Section 9.4(a),
exceeds [         ] and then only to the extent of the
recoverable amount in excess of [         ]

              (b) the Purchaser Indemnitees shall not be entitled to recover under Section 9.2(a) hereof unless a claim has been asserted by written notice, specifying in reasonable detail the alleged misrepresentation or breach of warranty, and is delivered to Seller; and to be valid, any such notice must be received on or prior to the date one year after the Closing (except with respect to claims relating to those matters set forth in the next to last sentence of Section 9.3, as to which the notice shall be delivered on or prior to the date two years after the Closing).

       9.5 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep Seller, its Affiliates (including the Subsidiary) and their respective successors and permitted assigns
(the "Seller Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, sustained or incurred by the Seller Indemnitees, as a result of or arising out of or by virtue of:

              (a) any inaccuracy in a representation or breach of a warranty made by Purchaser to Seller herein or in any document delivered to Seller in connection herewith;

              (b) the failure of Purchaser or any of Sub to comply with, or the breach by Purchaser or any of Sub of, any of the covenants of this Agreement, or of any documents delivered at the Closing pursuant to the provisions of this Agreement, to be performed by Purchaser or any of Sub;

              (c) the operation by Purchaser and its Affiliates of the Business after the Closing;

              (d) the failure of Purchaser and Sub to discharge any of the Assumed Liabilities; or

              (e) any employee benefit to the extent attributable to service with Purchaser or any of its Affiliates from and after the Closing Date.

       9.6 Limitations on Purchaser's Indemnification Obligations. Purchaser's obligations pursuant to the provisions of Section 9.5 hereof are subject to the following limitations:

              (a) the Seller Indemnitees shall not be entitled to recover under Section 9.5(a) hereof until the total amount which Seller Indemnitees would recover under Section 9.5(a) hereof, but
for this Section 9.6(a), exceeds [        ] and then only to the
extent of the recoverable amount in excess of [         ] and

              (b) the Seller Indemnitees shall not be entitled to recover under Section 9.5(a) hereof unless a claim has been asserted by written notice, specifying in reasonable detail the alleged misrepresentation or breach of warranty.

       The foregoing notwithstanding, if the OCS makes a claim against Seller for amounts due which are the responsibility of Purchaser or Sub, such claims shall not be subject to any deductible.

       9.7    Third Party Claims.

              (a) Forthwith following the receipt of notice of a claim, action or proceeding brought by a third party, including a governmental agency, as to which a party desires to receive indemnification under this Article IX (a "Third Party Claim"), the party receiving the notice of the Third Party Claim (a) shall notify the other party of its existence, setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (b) if the party giving such notice is a person entitled to indemnification under this Article IX (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.
The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the party having an obligation of indemnification under this Article IX (an "Indemnifying
Party") or the Indemnifying Party may elect to accept the defense of a Third Party Claim. If the defense of a Third Party Claim is so tendered and such tender is accepted by the Indemnifying
Party, or if the Indemnifying Party shall acknowledge in writing delivered to the Indemnified Party the Indemnifying Party's obligation to indemnify the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party. All expenses (including, without limitation, attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required to (x) enter into any settlement that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation or (y) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice.

              (b) In any case where an Indemnifying Party is handling the defense of a claim as a result of its election to do so, if the Indemnifying Party negotiates a settlement thereof, the Indemnified Party may elect not to enter into such settlement, provided that the Indemnified Party thereafter assumes the defense of such claim and if the Indemnified Party does so, then the maximum liability of the Indemnifying Party to the Indemnified Party for such Third Party Claim shall be the amount of such proposed settlement. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article IX shall relieve it of such obligations to the extent they exist. If, in accordance with the foregoing provisions of this Section 9.7 an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if (i) the Indemnified Party shall not tender the defense of the Third Party Claim, (ii) the Indemnifying Party shall fail to accept the defense of a Third Party Claim which has been tendered pursuant to this Section 9.7 or (iii) the Indemnifying Party shall fail to so acknowledge its obligation of indemnification, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 9.7, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expense of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses. All payments to counsel shall be treated as indemnity amounts hereunder. This Section 9.7 deals only with procedural matters and nothing herein shall be construed to expand either parties' obligations under Sections 9.1 to 9.6. All expenses incurred by an Indemnifying Party in defending any Third Party Claim as to which it has assumed the defense shall be treated for all purposes as indemnification payments hereunder.



                                  ARTICLE X

                       Effect of Termination/Proceeding

       10.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article X.

       10.2 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated by delivery of notice as provided in
Section 11.6 hereof:

              (a) by mutual written agreement of Seller and Purchaser; or

              (b) by either Seller or Purchaser, if the Closing has not taken place on or prior to November 30, 1994; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the aforesaid date.

       10.3 Certain Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 10.2 hereof:

              (a) each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

              (b) Seller and Purchaser shall continue to abide by the provisions of the Confidentiality Agreement. This
Section 10.3 shall survive any termination of this Agreement.

       10.4 Remedies. No party shall be limited to the termination right granted in Section 10.2 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

              (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

              (b) decline to close, terminate this Agreement as provided in Section 10.2 hereof, and thereafter seek damages to the extent permitted in Section 10.5 hereof.

       10.5 Right to Damages. If this Agreement is terminated pursuant to Section 10.2 hereof, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's wilful failure to comply with a material covenant set forth herein, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).



                                  ARTICLE XI

                                 Miscellaneous

       11.1 Investment Banking Fee. Purchaser shall be solely responsible for payment of, and shall pay, all fees and expenses due to Morgan Stanley & Co. Incorporated which arise by virtue of the consummation of the transactions contemplated hereby.

       11.2 Expenses. Each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement, including all legal and accounting fees and expenses, whether or not the Acquisition is consummated, and any actions taken by either party in reliance on the Letter dated September 2, 1994 by and between Seller and Purchaser shall be at such party's sole risk and expense.

       11.3 Sales and Transfer Taxes. Purchaser and Sub shall pay all V.A.T., sales, use, transfer and conveyance taxes arising in connection with the sale and transfer of the Purchased Assets to Purchaser and Sub pursuant to this Agreement and the Ancillary Agreements. Such payment shall be delivered to Seller, in addition to the Aggregate Consideration, and Seller shall promptly deliver such amount to the taxation authority.

       11.4 Definition of Best Efforts and Seller's Knowledge. Except as otherwise specifically provided in this Agreement, for purposes of this Agreement, the phrases "best efforts" and "best efforts to cause," when used with reference to efforts to be made by a party hereto or any of its Affiliates:

              (a) shall not require such party or any of its Affiliates to pay or transfer any money, property or other thing of value to any other party except nominal and routine charges for filing or recording fees, and courier and other communication services;

              (b) shall require such party and its Affiliates to act with all reasonable promptness and dispatch with respect thereto;
and

              (c) shall require the other party and its Affiliates to act with all reasonable promptness and dispatch and to cooperate in all material respects with the first party's and its Affiliates' efforts in connection therewith.

       Seller's knowledge shall mean the actual knowledge of the Chairman, the President and the Chief Financial Officer of Nice
Systems and the Vice President, Hardware and the President of Seller, after reasonable internal inquiry.

       11.5 Publicity. Until the Closing, unless otherwise required by applicable law or stock exchange rules, press releases concerning the transactions contemplated hereby shall be made only with the prior agreement of the Seller and Purchaser, which agreement shall not be unreasonably withheld.

       11.6 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person or sent by confirmed facsimile, or when received if given by Federal Express or other internationally recognized overnight courier service, or five (5) business days after being deposited in the mail, postage prepaid, registered or certified airmail, addressed to the applicable party as follows:

              if to Seller, addressed to Seller:

              NiceCom, Ltd.
              3 Tevout Ha'aretz Street
              P.O. Box 24057
              Tel Aviv, 61240 Israel
              Fax: 972-3-494342

              with a copy to:

              David Ben-Ze'ev
              Ben-Ze'ev, Hacohen & Co. Advocates
              Jerusalem, 18 Abrabonel St., Rehavia
              P.O.B. 7685 Zip 91076
              Fax: 972-2-634872

              if to Purchaser, addressed to Purchaser:

              3Com Corporation
              5400 Bayfront Plaza
              P.O. Box 58145
              Santa Clara, CA 95052-8145
              Attention:  General Counsel
              Fax: 408-764-6434

              with a copy to:

              Gray Cary Ware & Freidenrich
              400 Hamilton Avenue
              Palo Alto, California 94301
              Attn:  [                  ] Esq.
              Fax: 415-327-3699

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.6.

       11.7 Entire Agreement. This Agreement and the Ancillary Agreements and the other documents delivered on the date hereof constitute the entire agreement between the parties and their respective Affiliates and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit, and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any matter which is disclosed in any portion of the Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement and the Ancillary Agreements. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and the Ancillary Agreements. The parties and their respective Affiliates make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Agreements, and any and all prior representations and statements made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Agreements, it being intended that no such representations or statements shall survive the execution and delivery of this Agreement and the Ancillary Agreements. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business, with the assistance of Israeli counsel and accountants, in making its determination as to the propriety of the transactions contemplated by this Agreement and the Ancillary Agreements, and in entering into this Agreement and the Ancillary Agreements has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement and in the closing documents delivered by Seller pursuant to the provisions of this Agreement.

       11.8 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or any of the Ancillary Agreements, to exercise any right or privilege in this Agreement or any of the Ancillary Agreements conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement or any of the Ancillary Agreements, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as provided in
Section 10.4(a) hereof, no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

       11.9   Counterparts.  This Agreement and the Ancillary
Agreements may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

       11.10 Severability. The invalidity of any provision of this Agreement or any of the Ancillary Agreements or portion of a provision hereof or thereof shall not affect the validity of any other provision of this Agreement or any of the Ancillary
Agreements or the remaining portion of the applicable provision.


       11.11 Applicable Law; Jurisdiction and Venue. This Agreement and the Ancillary Agreements shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws (excluding conflicts of law rules) of the State of California applicable to contracts made and performed in that State (except with respect to the Key Employee Agreements, which shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws (excluding conflicts of law rules) of Israel). Except as otherwise provided in the Key Employee Agreements, the Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection herewith. Each party consents to the personal jurisdiction of each such court. The parties exclude in its entirety the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

       11.12 Binding Effect; Benefit. This Agreement and the Ancillary Agreements shall inure to the benefit of and be binding upon the parties hereto and thereto, respectively, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and thereto, respectively, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement or any of the Ancillary Agreements, including, without limitation, third party beneficiary rights.

       11.13 Assignability. Neither this Agreement nor any of the Ancillary Agreements shall be assignable by either party hereto or thereto without the prior written consent of the other party, except that Purchaser may assign this Agreement or any of the Ancillary Agreements to one or more subsidiaries of Purchaser, but such assignment shall not relieve Purchaser of any of its liabilities or obligations hereunder.

       11.14 Amendments. This Agreement shall not be modified, amended or supplemented, except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

       11.15 Headings. The headings contained ln this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

       11.16 Governmental Reporting. Each party agrees to cooperate with the other party in the preparation and/or filing of forms, statements and/or reports required by law with any governmental authority pursuant to or in connection with the transactions contemplated hereby, and to furnish the other party with copies of all such forms, statements and reports prepared in draft form, within a reasonable period before the filing due date. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any form, statement or report to any governmental authority that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

       11.17 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

NICECOM, LTD.                        NICE SYSTEMS, LTD.


By: \s\ David Arzi                   By: \s\ David Arzi

Title: Director                      Title: Chairman


By: \s\ Nachman Shelef               By: \s\ Hanan Miron

Title: President                     Title: Vice President, CFO



NICE SOFTWARE, LTD.


By: David Arzi                       \s\ Nachman Shelef
                                     Nachman Shelef
Title: Chairman


By: \s\ Hanan Miron                  \s\ Avinoam Rubinstein
                                     Avinoam Rubinstein
Title: Vice President, CFO





3COM CORPORATION


By: \s\ Eric Benhamou

Title: Chairman & CEO



                 EXHIBIT 2.2(b) - LIST OF EXCLUDED EQUIPMENT

          None.



             EXHIBIT 2.2(g) - LIST OF EXCLUDED SUPPLY AGREEMENTS

          Agreement with ESL dated November 2, 1993.



           EXHIBIT 2.2(h) - LIST OF EXCLUDED LICENSE AGREEMENTS

          Agreement with ESL dated November 2, 1993.



                  EXHIBIT 2.3(c) - LIST OF EXCLUDED ASSETS

          Fibronics Agreement subject to the late assignment provisions of
          Section 8.4.